Exhibit 23.3

CONSENT OF STANTEC CONSULTING SERVICES INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Technical Report Summary – Trona Property” dated February 11, 2022 that we prepared, which with our consent was included in and filed as an exhibit to the Annual Report on Form 10-K of Genesis Energy, L.P. (the “Company”) for the period ended December 31, 2021, and to the incorporation by reference of the foregoing in the Registration Statement (Form S-3 No. 333-255327) of the Company and subsidiaries, and any amendment thereto.

Stantec Consulting Services Inc.

/s/ Patrick G. Akers
Patrick G. Akers, Senior Principal Stantec Consulting Services Inc.

Date: January 13, 2023